Exhibit 99.1

FOR IMMEDIATE RELEASE

At Johnson Outdoors Inc.

David Johnson VP & Chief Financial Officer 262-631-6600	Cynthia Georgeson VP - Worldwide Communication 262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES
FISCAL 2007 FIRST QUARTER RESULTS

RACINE, WISCONSIN, January 26, 2007……Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global outdoor recreation company, today announced net sales of $71.7 million for the first quarter ended December 29, 2006, a decrease of 1% compared to sales of $72.6 million for the prior year quarter. Net loss of $2.1 million or ($0.23) per diluted share for the first quarter of 2007 compared unfavorably to a net loss of $1.1 million or ($0.12) in the prior year quarter.

FIRST QUARTER RESULTS
Historically, first quarter results are not indicative of the year’s overall performance due to the warm-weather seasonality of the Company’s business. Quarterly sales are typically at their lowest levels during the first fiscal quarter when the Company is ramping up for the primary selling period of its outdoor recreation products which occurs during the second and third quarters.

Excluding the anticipated slowdown in military sales, which was $2.4 million below the prior year quarter, total Company net sales for the first quarter would have been $1.5 million higher than the prior year quarter. Key changes included:

▪
Marine Electronics revenues dipped 1.7% below last year due to delays in shipments to customers which resulted from a temporary gap in product component availability, as well as the transition to a new distribution center and ERP system upgrade.

▪	Watercraft sales were 4.4% behind last year due largely to a shift in the pacing of orders from large national retailers.
▪	Diving revenues increased 7% due to strong performance in key international markets and favorable currency translation.
▪
Outdoor Equipment revenues were down 5.7% as the expected slowing of military sales continued, declining 21% versus the prior year quarter, and growth in Consumer camping was offset by weaker Commercial tent sales.

Total Company operating loss during the seasonally slow first quarter of $2.6 million compared to an operating loss of $0.8 million in the prior year quarter. Key drivers behind the unfavorable comparison were:

▪
Lower volume and higher commodity costs in the current quarter, together with the aforementioned ERP upgrade and distribution center move in Marine Electronics, which had a significant impact on labor efficiency and accounted for the year-over-year decline in total Company gross margins.

▪	Lower sales in Watercraft due to a shift in customer order pacing.
▪	Increased spending in marketing and sales to support innovative new product launches.

The Company reported a net loss of $2.1 million, or ($0.23) per diluted share, during the historically slow first quarter. This compares to a net loss of $1.1 million, or ($0.12) per diluted share, in the same quarter last year.

“We have set our sights on growing to a half billion dollars in revenue over the next few years, and on growing profits faster than sales. Winning innovation to keep our market-leading brands strong is key to our future success,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Importantly, we are dedicating more resources to creative marketing strategies to drive retail store traffic. It is far too early to predict the season, let alone the year, but we feel good about the potential to grow sales and capture share from the competition in the months ahead. We are also working to enhance internal processes and systems to ensure our operations are continuously ‘simpler, better, faster.’ Our focus remains on driving sustainable, profitable growth behind our commitment to enhanced shareholder value.”

OTHER FINANCIAL INFORMATION
The Company’s debt to total capitalization stood at 27% at the end of the quarter versus 29% at December 30, 2005. Debt, net of cash, was $20.3 million compared to $20.6 million in the prior year quarter. Depreciation and amortization was $2.1 million year-to-date compared with $2.2 million in the prior year. Capital spending totaled $2.7 million during the first quarter compared with $1.5 million in the 2006 first fiscal quarter.

“A healthy balance sheet and solid cash position give us a strong financial foundation on which to build as we enter our main selling season. Working capital is a challenge due primarily to lower volume in Marine Electronics during the quarter. Orders are strong and ahead of the prior year at this time, and we feel confident in our ability to bring working capital back in line when the season kicks into full gear,” said David W. Johnson, Vice President and Chief Financial Officer.

INNOVATION UPDATE
Johnson Outdoors delivers meaningful innovation to the outdoor recreation marketplace driven by unique consumer insights, with new products representing one-third of total Company net sales for the past two years. Strong new product growth continues to bolster the Company’s already robust existing brands and differentiate the Company in the industry. Among the 2007 innovations from Outdoor Equipment and Diving are:

•
Eureka!® E!Nergy™, the first wired tent designed to bring the comfort of home to the family camping experience. With its own portable and rechargeable E!Battery Pack, family campers can now enjoy their favorite indoor activities, such as reading, watching movies and playing video games, in the great outdoors or backyard.

▪
SCUBAPRO® Twin Jet Max, the first dual-compound blade construction fin offering a lifetime warranty. The new fin is a leap ahead current fin technology sporting a soft, bio-engineered foot pocket, and enhanced buckle system for unparalleled diver comfort. SCUBAPRO’s unique split-fin hydro-foil technology combined with drag-reducing vents ensures underwater performance leagues beyond the competition.

WEBCAST
The Company will host a conference call and audio web cast on Friday, January 26, 2007 at 10:00 a.m. Central Time. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay will also be available on Johnson Outdoors' home page, or by dialing (888) 286-8010 or (617) 801-6888 and providing confirmation code 59827689. The replay will be available through February 2, 2007 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Lendal™ paddles; Escape® electric boats; Minn Kota® motors; Cannon® downriggers; Humminbird® and Fishin’ Buddy® fishfinders; SCUBAPRO® and UWATEC® dive equipment; Silva® compasses and digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of and disputes with companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military sales; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

- - - FINANCIAL TABLES FOLLOW - - -

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED*
	Dec 29 2006	Dec 30 2005
Net sales	$71,701	$72,563
Cost of sales	43,221	43,134
Gross profit	28,480	29,429
Operating expenses	31,121	30,241
Operating loss	(2,641)	(812)
Interest expense, net	852	903
Other expenses, net	1	69
Loss before income taxes	(3,494)	(1,784)
Income tax benefit	(1,382)	(690)
Net loss	$(2,112)	$(1,094)
Net loss basic and diluted per common share	$(0.23)	$(0.12)
Diluted average common shares outstanding	9,006	8,977
Segment Results
Net sales:
Marine electronics	$29,466	$29,974
Outdoor equipment	13,690	14,524
Watercraft	11,741	12,284
Diving	16,919	15,818
Other/eliminations	(115)	(37)
Total	$71,701	$72,563
Operating profit (loss):
Marine electronics	204	2,416
Outdoor equipment	1,643	1,648
Watercraft	(2,393)	(2,491)
Diving	631	66
Other/eliminations	(2,726)	(2,451)
Total	$(2,641)	$(812)
Balance Sheet Information (End of Period)
Cash and short-term investments	$48,548	$45,206
Accounts receivable, net	56,865	62,465
Inventories, net	83,410	62,704
Total current assets	209,712	187,475
Total assets	311,489	288,832
Short-term debt	58,801	45,000
Total current liabilities	111,736	94,298
Long-term debt	10,005	20,800
Shareholders’ equity	181,452	163,918
* Unaudited